UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 17, 2014

EZCORP, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-19424 (Commission File Number)	74-2540145 (IRS Employer Identification No.)

1901 Capital Parkway, Austin, Texas	78746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (512) 314-3400

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement

The Notes and the Indenture

On June 23, 2014, EZCORP, Inc. (the “Company”) issued $200 aggregate principal amount of its 2.125% Cash Convertible Senior Notes due 2019 (the “Notes”) to Morgan Stanley & Co. LLC, UBS Securities LLC and Jefferies LLC (the “Initial Purchasers”) for resale to certain qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (such offering, the “Notes Offering”). Net proceeds to the Company, after deducting discounts and expenses, were approximately $193 million. The Company is using the net proceeds as follows:

•                  approximately $11.9 million was used to repurchase one million shares of the Company’s outstanding Class A Non-Voting Common Stock, par value $0.01 (“Class A common stock”) in privately negotiated transactions with the Initial Purchasers;

•                  approximately $119 million was used to repay outstanding borrowings under the Company’s revolving credit facility and $3.3 million to cash collateralize certain letters of credit;

•                  approximately $18.5 million was used to fund the cost of entering into the Cash Convertible Note Hedge Transactions (as defined below) (after such cost was partially offset by the proceeds that it received from entering into the Warrant Transactions (defined below)); and

•                  the remainder will be used for general corporate purposes.

The Notes are governed by an indenture, dated as of June 23, 2014 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Notes will bear interest at a rate of 2.125% per year until maturity. Interest will be payable in cash on June 15 and December 15 of each year, beginning on December 15, 2014. The Notes will mature on June 15, 2019, unless earlier converted or repurchased. The Company may not redeem the Notes at its option prior to the maturity date.

The Notes are the Company’s unsubordinated unsecured obligations.

The Notes will be convertible solely into cash, and will not be convertible into shares of Class A common stock or any other securities under any circumstances. The initial conversion rate to determine the amount of cash due upon conversion is 62.2471 shares of Class A common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $16.065 per share of Class A common stock). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described in the Indenture.

Holders may convert their Notes at their option prior to December 15, 2018, but only under the following circumstances:

•                  during any fiscal quarter commencing after the fiscal quarter ending on September 30, 2014, if the last reported sale price of the Company’s Class A common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•                  during the five business day period after any five consecutive trading day period in (the “measurement period”) which the trading price per $1,000 principal amount of Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of the Class A common stock and the conversion rate on such trading day; or

•                  upon the occurrence of specified corporate events described under the Indenture.

On or after December 15, 2018 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may, at their option, convert their Notes solely into cash at any time, regardless of the foregoing circumstances.

Upon conversion of a Note, the Company will pay to holders, in respect of each $1,000 principal amount of notes being converted, solely in cash in an amount equal to the sum of the daily conversion values (as described in the Indenture) for each of the 80 consecutive trading days during the relevant observation period. The Company’s payment to the holder of the Notes of the amount of cash into which such Note is convertible will be deemed to satisfy in full the Company’s obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the conversion date.

If holders elect to convert the Notes in connection with certain fundamental change transactions described in the Indenture, the Company will, under certain circumstances described in the Indenture, increase the conversion rate for the Notes so surrendered for conversion.

If the Company undergoes a fundamental change at any time, holders will have the right, at their option, to require the Company to repurchase for cash all of their Notes or any portion of the principal thereof at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding the fundamental change repurchase date, subject to the terms of the Indenture.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

The Cash Convertible Note Hedge and Warrant Transactions

On June 17, 2014, the Company entered into privately negotiated cash convertible note hedge transactions (collectively, the “Cash Convertible Note Hedge Transactions”), relating to the notional number of shares of Class A common stock underlying the Notes with each of Morgan Stanley & Co. LLC., as agent for Morgan Stanley & Co. International plc, Jefferies International Limited and UBS AG, London Branch, (the “Option Counterparties”). The Company also entered into privately negotiated warrant transactions (collectively, the “Warrant Transactions”) relating to the Class A common stock with each of the Option Counterparties, pursuant to which the Company may be obligated to issue shares of Class A common stock. The Cash Convertible Note Hedge Transactions were funded by the Company out of the net proceeds of the Notes Offering. The net cost to the Company of the Cash Convertible Note Hedge Transactions and the Warrant Transactions was $18.5 million. The Cash Convertible Note Hedge Transactions are expected generally to offset any cash payments the Company is required to make in excess of the principal amount of converted notes upon any conversion of the Notes. The Warrant Transactions could have a dilutive effect to the extent that the market price per share of the Class A common stock exceeds the strike price of the relevant warrants, which is initially $20.825 per share.

In connection with establishing their initial hedge of the Cash Convertible Note Hedge Transactions and the Warrant Transactions, the Option Counterparties and/or their affiliates expect to purchase shares of the Company’s Class A common stock and/or enter into various derivative transactions with respect to Class A common stock concurrently with or shortly after the pricing of the Notes. This activity could increase (or reduce the size of any decrease in) the market price of Class A common stock or the Notes at that time. In addition, the Option Counterparties and/or their affiliates may modify their hedge position by entering into or unwinding various derivatives with respect to Class A common stock and/or purchasing or selling Class A common stock in secondary market transactions following the pricing of the Notes and prior to the maturity of the Notes (and are likely to do so during any observation period related to a conversion of the Notes or following any repurchase of the Notes by the Company pursuant to the terms of the Notes or otherwise). This activity could also cause a decrease or avoid an increase in the market price of Class A common stock or the Notes.

The Cash Convertible Note Hedge Transactions and the Warrant Transactions are separate transactions each entered into by the Company with the Option Counterparties, are not part of the terms of the Notes and will not change any holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the Cash Convertible Note Hedge Transactions or Warrant Transactions.

Item 1.02                                           Termination of a Material Definitive Agreement.

As described under Item 1.01, the Company used approximately $11.9 million of net proceeds from the Notes Offering to repay all outstanding borrowings under the Credit Agreement, dated May 10, 2011 and amended to date, among the Company (as borrowers) and certain of its domestic subsidiaries (as guarantors) and a syndicate of lenders represented by Wells Fargo Bank, National Association (as administrative agent) and BBVA Compass Bank (as syndication agent) (the “Credit Agreement”). The parties have terminated such Credit Agreement.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 is incorporated herein by reference.

Item 3.02                                           Unregistered Sales of Equity Securities.

The information in Item 1.01 above is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

4.1	Indenture, dated June 23, 2014, between EZCORP, Inc., and Wells Fargo Bank, National Association, as trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date: June 23, 2014	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated June 23, 2014, between EZCORP, Inc., and Wells Fargo Bank, National Association, as trustee.